Exhibit 99.1

DLH Reports First Quarter Fiscal Year 2018 Results
16% Revenue Growth and Continued Momentum on New Business Development
Atlanta, Georgia - February 6, 2018 - DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of innovative healthcare services and solutions to federal agencies, today announced financial results for its fiscal first quarter ended December 31, 2017.

Highlights

•	First quarter revenue of $30.2 million, up 15.7% over the first quarter of fiscal 2017

•	Gross margin of 21.6% for the first quarter versus 22.3% in the prior- year period

•	Recorded a one-time charge of $3.4 million, or $(0.28) per diluted share, for revaluation of deferred tax assets due to the enactment of the 2017 Tax Act on December 22, 2017

•	Diluted earnings per share of $(0.24) for the quarter

Management Discussion
"First quarter results set the stage for solid performance in fiscal 2018, bolstered by strong leading indicators that support our strategic growth initiatives "stated DLH President and Chief Executive Officer Zach Parker. "While bottom line results were impacted by non-cash charges related to the new federal Tax Act, revenue rose nearly 16% in the quarter, and our new business development pipeline continues to support significant opportunities within the federal markets we've targeted. In addition to our double-digit growth, we remain focused on strengthening our balance sheet and deleveraging the business to better enable the Company to compete on the acquisition front.
"Despite ongoing continuing resolutions and federal budget uncertainties in Washington, DLH is well positioned and aligned with key agencies such as Department of Health and Human Services, Veterans Health Administrations, and Defense Health Agency. Early indications are that each of these organizations enjoys strong advocacy in Congress due to their mission-critical operations. Accordingly, we expect to build upon first quarter results as we deliver value-added services and solutions going forward. In addition, we intend to invest in expanding our proprietary SPOT-m® data analytics technology to enhance productivity optimization for our clients and accelerate top-line growth."

Results for the Three Months Ended December 31, 2017
Revenue for the first quarter of fiscal 2018 was $30.2 million, up $4.1 million, or 15.7%, over the prior-year first quarter, reflecting the expansion of services on existing contract vehicles and contribution from new contract awards.

Gross profit was $6.5 million for the quarter, an increase of $0.7 million, or 12.4%, over the first quarter of fiscal 2017. As a percent of revenue, the Company's gross margin was 21.6% versus 22.3% in the prior-year period. General and Administrative ("G&A") expenses were $4.9 million for the quarter versus $4.7 million in fiscal 2017. As a percent of revenue, G&A expenses were 16.2% in the current fiscal first quarter versus 18.1% last year. Depreciation and amortization for the quarter was $0.5 million versus $0.2 million in the prior year period.

Income from operations was $1.1 million for the quarter versus $0.9 million in the prior-year period. This increase reflects gross profit improvement of $0.7 million, partially offset by higher expenses noted above. Income before taxes was $0.9 million for the quarter, up approximately $0.3 million over the prior-year period.

The Company reported a net loss for the first quarter of 2018 of approximately $2.9 million, or $(0.24) per diluted share, versus net income of $0.3 million, or $0.03 per diluted share, in the prior-year period. DLH recorded a $3.7 million provision for tax expense during the quarter, versus $0.2 million in fiscal 2017. Net income in the fiscal 2018 first quarter included a one-time $3.4 million charge for the revaluation of the Company's net deferred tax assets due to the Tax Cuts and Jobs Act ("Tax Act") that was enacted into law on December 22, 2017. On a non-GAAP basis, excluding the estimated impact of the Tax Act, net income in the first quarter of 2018 was $0.5 million, or $0.04 per diluted share.

On a non-GAAP basis, Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) for the three months ended December 31, 2017 was approximately $1.7 million versus $1.1 million in the prior-year period. Growth was attributable to increased revenue and gross profit, partially offset by additional G&A expenses as described above.

Balance Sheet and Cash Flow

Cash as of December 31, 2017 was $3.2 million, and the Company’s senior debt was $18.8 million, versus cash of $4.9 million and senior debt of $19.7 million as of September 30, 2017. Regarding cash flow, for the fiscal first quarter DLH used $0.4 million in cash from operations, based on the timing of key collections and of incentive compensation payments for the prior fiscal year. It is expected that for the fiscal period, the Company will generate cash flow which will continue to be positively impacted by utilizing tax net operating losses.

Non-GAAP Financial Measures

The Company uses Earnings Before Interest Tax Depreciation and Amortization ("EBITDA") as a supplemental non-GAAP measure of our performance. DLH defines EBITDA as net income excluding (i) interest expense, (ii) provision for or benefit from income taxes, if any, and (iii)depreciation and amortization.

Beginning with the first quarter of fiscal year 2018, we have commenced reporting EBITDA rather than adjusted EBITDA, as a key non-GAAP financial measure of our business. We believe that due to the growth and maturation of our business, this change will improve the transparency of our business performance and increase the comparability of our results with peers. Non-GAAP measures for prior periods have been recast to conform to this change in our reporting. It is important to note that our GAAP results and presentation of GAAP metrics do not change and this change has no effect on our business, nor how we manage our business.

In addition, for the quarter ended December 31, 2017, we are also reporting for the first time our net income excluding the impact of the Tax Cut and Jobs Act of 2017 on the valuation of our deferred tax assets. On December 22, 2017, the Tax Cut and Jobs Act was enacted, which, among other things, reduced corporate tax rates and revised rules regarding the usability of net operating losses. These changes have resulted in a tax provision of $3.4 million associated with revaluing the benefit of our net operating losses. We are reporting this non-GAAP metric beginning with this quarter since applicable guidance requires that the Company's deferred tax assets must be revalued immediately.

These non-GAAP measures of our performance are used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company's Board utilize these non-GAAP measures to make decisions about the use of the Company's resources, analyze performance between periods, develop internal projections and measure managements performance. DLH believes that these non-GAAP measures are useful to investors in evaluating the Company's ongoing operating and financial results and understanding how such results compare with the Company's historical performance. By providing this non-GAAP measure as a supplement to GAAP information, DLH believes this enhances investors understanding of its business and results of operations.

Reconciliation of GAAP net income to EBITDA, a non-GAAP measure:

	Three Months Ended
	December 31,
	2017	2016	Change
Net income (loss)	$(2,851)	$324	$(3,175)
(i) Interest expense	278	364	(86)
(ii) Provision for taxes	3,719	201	3,518
(iii) Depreciation, amortization, and loss on fixed assets	506	201	305
EBITDA	$1,652	$1,090	$562

Reconciliation of GAAP net income to net income, excluding the effect of write-down, a non-GAAP measure:

	Three Months Ended
	December 31,
	2017	2016	Change
Net Income (Loss)	$(2,851)	$324	$(3,175)
Write-down of deferred tax assets	3,365	—	3,365
Net income, excluding effect of write-down of deferred tax assets	$514	$324	$190

Net income (loss) per fully-diluted share	$(0.24)	$0.03	$(0.27)
Write-down of deferred tax assets	0.28	—	0.28
Net income (loss) per fully-diluted share, excluding effect of write-down of deferred tax assets	$0.04	$0.03	$0.01
Conference Call and Webcast Details
DLH management will discuss first quarter results during a conference call beginning at 11:00 AM Eastern Time on Tuesday, February 6, 2018. Interested parties may listen to the conference call by dialing 877-870-4263 or 412-317-0790. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.
A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing 877-344-7529 and using conference code #10116164.

About DLH
DLH (NASDAQ:DLHC) serves federal government clients throughout the United States and abroad delivering technology enabled solutions in key health and human services programs. The Company's core competencies and consulting services include assessment and compliance monitoring, program management, health IT systems integration, data analytics and medical logistics, and pharmacy solutions. DLH has over 1,400 employees serving numerous government agencies. For more information, visit the corporate website at www.dlhcorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management "believes", "expects", "anticipates", "plans", “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH`s actual results to differ materially from those indicated by the forward-looking statements. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2017. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements.

CONTACTS:

COMMUNICATIONS	INVESTOR RELATIONS
Contact: Tiffany McCall	Contact: Chris Witty
Phone: 404-334-6000	Phone: 646-438-9385
Email: tiffany.mccall@dlhcorp.com	Email: cwitty@darrowir.com

TABLES TO FOLLOW

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share amounts)

	(unaudited)
	Three Months Ended
	December 31,
	2017	2016
Revenue	$30,215	$26,111
Direct expenses	23,683	20,300
Gross margin	6,532	5,811
General and administrative expenses	4,880	4,721
Depreciation and amortization	506	201
Income from operations	1,146	889
Interest expense	(278)	(364)
Interest expense, net	(278)	(364)
Income before income taxes	868	525
Income tax expense, net	3,719	201
Net income (loss)	$(2,851)	$324

Net income (loss) per share - basic	$(0.24)	$0.03
Net income (loss) per share-diluted	$(0.24)	$0.03

Weighted average common shares outstanding
Basic	11,837	11,201
Diluted	11,837	12,690

DLH HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	December 31, 2017	September 30, 2017
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,243	$4,930
Accounts receivable	12,843	11,911
Other current assets	586	598
Total current assets	16,672	17,439
Equipment and improvements, net	1,701	1,391
Deferred taxes, net	6,100	9,639
Goodwill and other intangible assets, net	40,676	41,116
Other long-term assets	139	139
Total assets	$65,288	$69,724

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Debt obligations - current	$3,612	$3,601
Derivative financial instruments, at fair value	—	306
Accrued payroll	3,592	3,723
Accounts payable, accrued expenses, and other current liabilities	9,536	10,895
Total current liabilities	16,740	18,525
Total long term liabilities	14,458	15,344
Total liabilities	31,198	33,869
Commitments and contingencies
Shareholders' equity:
Common stock, $.001 par value; authorized 40,000 shares; issued and outstanding 11,882 at December 31, 2017 and 11,767 at September 30, 2017	12	12
Additional paid-in capital	83,644	82,687
Accumulated deficit	(49,566)	(46,844)
Total shareholders’ equity	34,090	35,855
Total liabilities and shareholders' equity	$65,288	$69,724

DLH HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Year Ended
	December 31,
	2017	2016
Operating activities
Net income (loss)	$(2,851)	$324
Adjustments to reconcile net income(loss) to net cash provided by(used in) operating activities:
Depreciation and amortization	505	201
Amortization of debt financing costs as interest expense	65	60
Change in fair value of derivative financial instruments	—	79
Stock based compensation expense	757	485
Deferred taxes, net	3,539	—
Changes in operating assets and liabilities
Accounts receivable	(931)	(655)
Other current assets	11	(83)
Accounts payable, accrued payroll, accrued expenses and other current liabilities	(1,485)	(199)
Other long term assets/liabilities	(4)	85
Net cash (used in)provided by operating activities	(394)	297

Investing activities
Acquisition net of cash acquired	—	(250)
Purchase of equipment and improvements	(375)	(41)
Net cash used in investing activities	(375)	(291)

Financing activities
Repayments on senior debt	(937)	(938)
Repayments of capital lease obligations	(5)	(24)
Proceeds from issuance of stock upon exercise of options	24	—
Net cash used in financing activities	(918)	(962)

Net change in cash and cash equivalents	(1,687)	(956)
Cash and cash equivalents at beginning of period	4,930	3,427
Cash and cash equivalents at end of period	$3,243	$2,471

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$219	$225
Cash paid during the period for income taxes	$480	$300